#1
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue.  See Instruction 1(b)
=======================================================================
1. Name and Address of Reporting Person*
   Brock, T. Brinson, Sr.

-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

   1252 Brock Road
-----------------------------------------------------------------------
                          (Street)

   Arabi, Georgia 31712
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation

=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Statement for Month/Year
   06/1999
=======================================================================
5. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [ X ]  Officer (give title below)   [   ]  Other (Specify below)
          CEO
=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
=======================================================================
1. Title of Security (Instr. 3):
      Common Stock
2. Transaction Date (Month/Day/Year):
      06/08/1999
3. Transaction Code (Instr. 8)
    Code  J
    V
4. Securities Acquired (a) or Disposed of (D) (Instr. 3, 4, and 5):
    Amount:    6,150
    (A) or (D):  D
    Price:       n/a
5. Amount of Securities Beneficailly Owned at End of Month (Instr. 3 and 4):
    36,366
6. Ownership Form: Direct (D) or Indirect (i) (Instr.4):   D
7. Nature of Indirect Beneficial Ownership (Instr. 4)


=======================================================================
Table II -- Derivative Securities Acquired, Disposed of or
            Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
=======================================================================
1. Title of Derivative Security (Instr. 3):
      Warrant
2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8)
   Code:
   V:
5. Number of Derivative Securities Acquired (A) or Disposed
of (D) (Instr. 3, 4, and 5):
    (A):
    (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
    Date Exercisable:
    Expiration Date:
7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title:   Common Stock
    Amount or Number of Shares: 21,000
8. Price of Derivative Securities (Instr. 5)
9. Number of derivative Securities Beneficially owned at end of Month (Instr. 4): 21,000
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11. Nature of Indirect Beneficial Ownership (Instr. 4):
----------------------------------
1. Title of Derivative Security (Instr. 3):
      Option
2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8)
   Code:
   V:
5. Number of Derivative Securities Acquired (A) or Disposed of (D)
   (Instr. 3, 4, and 5):
    (A):
    (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
    Date Exercisable:
    Expiration Date:
7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title:   Common Stock
    Amount or Number of Shares: 21,000
8. Price of Derivative Securities (Instr. 5)
9. Number of derivative Securities Beneficially owned at end of Month
   (Instr. 4): 21,000
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I)
    (Instr. 4): D
11. Nature of Indirect Beneficial Ownership (Instr. 4):
=======================================================================
Explanation of Responses:
     The Reporting Person does not have an indirect pecuniary interest in the Disposed Securities since such securities are held by members of the Reporting Person's family not sharing the same household.
=======================================================================
/s/ T. Brinson Brock, Sr.                06/08/1999
Signature of Reporting Person            Date
=======================================================================

#2
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue.  See Instruction 1(b)
=======================================================================
1. Name and Address of Reporting Person*
   Crawford, Gene Stallings

-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

   56 South Academy Street
-----------------------------------------------------------------------
                          (Street)

   Rebecca, Georgia 31783
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation

=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Statement for Month/Year
   06/1999
=======================================================================
5. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)

=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
=======================================================================
1. Title of Security (Instr. 3):
      Common Stock
2. Transaction Date (Month/Day/Year):
      06/08/1999
3. Transaction Code (Instr. 8)
    Code  J
    V
4. Securities Acquired (a) or Disposed of (D) (Instr. 3, 4, and 5):
    Amount:      16,230
    (A) or (D):  D
    Price:       n/a
5. Amount of Securities Beneficailly Owned at End of Month (Instr. 3 and 4):
    65,222
6. Ownership Form: Direct (D) or Indirect (i) (Instr.4):   D
7. Nature of Indirect Beneficial Ownership (Instr. 4)


=======================================================================
Table II -- Derivative Securities Acquired, Disposed of or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
            securities)
=======================================================================
1. Title of Derivative Security (Instr. 3):
      Warrants
2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8)
   Code:
   V:
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):
    (A):
    (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
    Date Exercisable:
    Expiration Date:
7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title:   Common Stock
    Amount or Number of Shares: 30,000
8. Price of Derivative Securities (Instr. 5)
9. Number of derivative Securities Beneficially owned at end of Month (Instr. 4): 30,000
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11. Nature of Indirect Beneficial Ownership (Instr. 4):

=======================================================================
Explanation of Responses:
     The Reporting Person does not have an indirect
pecuniary interest in the Disposed Securities since such
securities are held by members of the Reporting Person's
family not sharing the same household.
=======================================================================
/s/ Gene Crawford.                06/08/1999
Signature of Reporting Person            Date
=======================================================================

#3
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue.  See Instruction 1(b)
=======================================================================
1. Name and Address of Reporting Person*
   Ewing, Lloyd Greer

-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

   545 East Monroe
-----------------------------------------------------------------------
                          (Street)

   Ashburn, Georgia 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation

=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Statement for Month/Year
   06/1999
=======================================================================
5. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)

=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
=======================================================================
1. Title of Security (Instr. 3):
      Common Stock
2. Transaction Date (Month/Day/Year):
      06/08/1999
3. Transaction Code (Instr. 8)
    Code  J
    V
4. Securities Acquired (a) or Disposed of (D) (Instr. 3, 4, and 5):
    Amount:      9,000
    (A) or (D):  D
    Price:       n/a
5. Amount of Securities Beneficailly Owned at End of Month (Instr. 3 and 4):
    15,211
6. Ownership Form: Direct (D) or Indirect (I) (Instr.4):   D
7. Nature of Indirect Beneficial Ownership (Instr. 4)


=======================================================================
Table II -- Derivative Securities Acquired, Disposed of or
            Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
=======================================================================
1. Title of Derivative Security (Instr. 3):
      Warrants
2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8)
   Code:
   V:
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):
    (A):
    (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
    Date Exercisable:
    Expiration Date:
7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title:   Common Stock
    Amount or Number of Shares: 15,000
8. Price of Derivative Securities (Instr. 5)
9. Number of derivative Securities Beneficially owned at end of Month (Instr. 4): 15,000
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11. Nature of Indirect Beneficial Ownership (Instr. 4):
=======================================================================
Explanation of Responses:
     The Reporting Person does not have an indirect
pecuniary interest in the Disposed Securities since such
securities are held by members of the Reporting Person's
family not sharing the same household.
=======================================================================
/s/ Lloyd Greer Ewing                 06/08/1999
Signature of Reporting Person            Date
=======================================================================

#4
          U. S. SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                           FORM 4

        STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

 Filed pursuant to Section 16(a) of the Securities Exchange
                        Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of
                           1935 or
     Section 30(f) of the Investment Company Act of 1940


[ ] Check this box if no longer subject to Section 16. Form
4 or Form 5 obligations may continue.  See Instruction 1(b)
=======================================================================
1. Name and Address of Reporting Person*
   Ward, Jimmie Ann

-----------------------------------------------------------------------
 (Last)          (First)          (Middle)

   1330 Warwick Highway
-----------------------------------------------------------------------
                          (Street)

   Ashburn, Georgia 31714
-----------------------------------------------------------------------
 (City)          (State)          (Zip)
=======================================================================
2. Issuer Name and Ticker or Trading Symbol
   Community National Bancorporation

=======================================================================
3. IRS or Social Security Number of Reporting Person (Voluntary)

=======================================================================
4. Statement for Month/Year
   06/1999
=======================================================================
5. If Amendment, Date of Original (Month/Year)
   N/A
=======================================================================
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [ X ]  Director                     [   ]  10% Owner
   [   ]  Officer (give title below)   [   ]  Other (Specify below)

=======================================================================
7. Individual or Joint/Group (Check applicable line)

   [ X ]  Form Filed by One Reporting Person
   [   ]  Form Filed by More than One Reporting Person
=======================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
=======================================================================
1. Title of Security (Instr. 3):
      Common Stock
2. Transaction Date (Month/Day/Year):
      06/08/1999
3. Transaction Code (Instr. 8)
    Code  J
    V
4. Securities Acquired (a) or Disposed of (D) (Instr. 3, 4, and 5):
    Amount:      15,000
    (A) or (D):  D
    Price:       n/a
5. Amount of Securities Beneficailly Owned at End of Month (Instr. 3 and 4):
    30,000
6. Ownership Form: Direct (D) or Indirect (I) (Instr.4):   D
7. Nature of Indirect Beneficial Ownership (Instr. 4)


=======================================================================
Table II -- Derivative Securities Acquired, Disposed of or Beneficially
            Owned (e.g., puts, calls, warrants, options, convertible
            securities)
=======================================================================
1. Title of Derivative Security (Instr. 3):
      Warrants
2. Conversion or Exercise Price of Derivative Security:

3. Transaction Date (Month/Day/Year):

4. Transaction Code (Instr. 8)
   Code:
   V:
5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5):
    (A):
    (D):
6. Date Exercisable and Expiration Date (Month/Day/Year):
    Date Exercisable:
    Expiration Date:
7. Title and Amount of Underlying Securities (Instr. 3 and 4)
    Title:   Common Stock
    Amount or Number of Shares: 30,000
8. Price of Derivative Securities (Instr. 5)
9. Number of derivative Securities Beneficially owned at end of Month (Instr. 4): 30,000
10. Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 4): D
11. Nature of Indirect Beneficial Ownership (Instr. 4):
=======================================================================
Explanation of Responses:
     The Reporting Person does not have an indirect
pecuniary interest in the Disposed Securities since such
securities are held by members of the Reporting Person's
family not sharing the same household.
=======================================================================
/s/ Jimmie Ann Ward                  06/08/1999
Signature of Reporting Person            Date
=======================================================================